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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-61039 of El Paso Energy Corporation and DeepTech International Inc. on Form S-3 of our report dated February 19, 1999 relating to the statements of financial position of High Island Offshore System L.L.C. as of December 31, 1998 and 1997 and the related statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 1998, appearing in the Annual Report on Form 10-K of Leviathan Gas Pipeline Partners, L.P. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan


May 3, 1999